SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934


                [ X ]  Filed by Registrant
                [   ]  Filed by Party other than the Registrant

        Check the appropriate box:

                [   ]  Preliminary Proxy Statement
                [   ]  Confidential, for Use of the Commission Only (as
                         permitted by Rule 14a- (6)e (2))
                [ X ]  Definitive Proxy Statement
                [   ]  Definitive Additional Materials
                [   ]  Soliciting Material pursuant to rule 14a-11
                         or Rule 14a-12

        DUCKWALL-ALCO STORES, INC.
        (Name of Registrant as Specified In Its Charter)
        (Name of Person(s) Filing Proxy Statement)

        Payment of Filing Fee (Check the appropriate box) :

                [ X ]  No fee required.
                [   ]  Fee computed on table below per Exchange Act Rules
                      14a-6(I) (4) and 0-11.

                         1) Title of each class of securities to which transaction applies:

                         2)  Aggregate number of securities to which
                             transaction applies:

                         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filling fee is calculated and stat how it was determined):

                         4)  Proposed maximum aggregate value of
                             transaction:

                         5)  Total fee paid:

                [   ]  Fee paid previously with preliminary materials

                [   ]  Check box if any part of the fee is offset as provided
                       by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offset fee was paid previously.
                       Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

                         1)  Amount Previously Paid:

                         2)  Form, Schedule or Registration Statement No.:

                         3)  Filing Party:

                         4)  Date Filed:

_____________________________________________________________________________

                                                     DUCKWALL-ALCO STORES, INC.
                                                     401 Cottage Street
                                                     Abilene, Kansas  67410
                                                     (785) 263-3350





April 28, 2000




Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Duckwall-ALCO Stores, Inc., to be held at the principal offices of the Company, located at 401 Cottage Street, Abilene, Kansas on
Thursday, May 25, 2000, commencing at 10:00 a.m., local time. The business to be conducted at the meeting is described in the attached
Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company.

     Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.


Sincerely yours,


/s/ Glen L. Shank

Glen L. Shank
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2000


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), will be held at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas, on Thursday, May 25, 2000, commencing at
10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:


     1. To elect five directors to hold office for a one-year term until the 2001 Annual Meeting of the Stockholders of Duckwall and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

     2. To consider and act upon ratification and approval of the selection of the accounting firm of KPMG LLP as the independent auditors of Duckwall for the fiscal year ending January 28, 2001;

     3. To consider and act upon any other matters which may properly come before the Annual Meeting of the Stockholders or any adjournment or adjournments thereof.

    In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 7, 2000 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of the Stockholders and any adjournment or adjournments thereof.

    All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Duckwall solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

/s/  Charles E. Bogan

Charles E. Bogan
Vice President and Secretary

April 28, 2000
Abilene, Kansas

DUCKWALL-ALCO STORES, INC.
401 Cottage Street
Abilene, Kansas, 67410-2832

__________________

PROXY STATEMENT
__________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2000

__________________

INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation ("Duckwall" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Thursday, May 25, 2000, and at any adjournment or adjournments thereof (the "Annual Meeting"). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-2832.

     This Proxy Statement and the enclosed form of proxy were first mailed to the Company's stockholders on or about April 28, 2000.

Proxies

     You are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG LLP as Duckwall's independent auditors for the current fiscal year, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Voting at the Meeting

     For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), shall constitute a quorum at the Annual Meeting.
Only holders of record of shares of the Company's Common Stock as of the close of business on April 7, 2000 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof. As of the Record Date, 4,485,077 shares of the Company's Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

     Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is required to ratify the selection of KPMG LLP as the Company's independent auditors, and approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

     This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company's transfer agent, will be paid by the Company.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas. The list also will be available at the Annual Meeting.




ITEM 1

ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of five directors.
Robert L. Barcum resigned from the Board on March 23, 2000.   One of the
purposes of this Annual Meeting is to elect five directors to serve for a one-year term expiring at the Annual Meeting of Stockholders in 2001 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The Company does not intend to fill the vacancy created by Mr. Barcum's resignation at this time. The Board of Directors has designated Glen L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard as the five nominees proposed for election at the Annual Meeting. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for both nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

     The Board of Directors recommends that you vote for the election of Glen
L. Shank, Dennis A. Mullin, Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard as directors.

Nominees

     The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the Annual Meeting.


                                     Present
                                     Position
                                     With                         Director
   Name                     Age      Duckwall                        Since
   ________________________ ___      ________________________     ________
   Glen L. Shank             55      Chairman and President           1988
   Dennis A. Mullin (1)      52      Director                         1991
   Lolan C. Mackey(2)        54      Director                         1998
   Jeffrey Macke(1)(2)       31      Director                         1998
   Robert L. Woodard(1)(2)   39      Director                         1998
_______________

(1)	Member of Audit Committee
(2)	Member of Compensation Committee


     The business experience of each of the directors of the Company during the last five years is as follows:

     Glen L. Shank has served as President of the Company since June 1988 and as Chairman of the Board since May 1991. Between 1982 and 1988, Mr. Shank served as Vice President of Merchandising of the Company. Prior to 1982, Mr. Shank served as a Buyer and as a Merchandise Manager for the Company. Mr. Shank has approximately 33 years of experience in the retail industry.

     Dennis A. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., and has served in various capacities with that company for more than the last five years. He also serves as a director of Commerce Bank, Kansas City.

     Lolan C. Mackey is currently a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm. For 25 years, Mr. Mackey was employed in various capacities by Wal-Mart Stores, Inc. From 1990 to 1994,
he was Vice President of Store Planning.   From 1994 to 1997, he was Vice
President of International Operations.

     Jeffrey Macke has been a partner and lead investor with JKM Investments,
a San Francisco based hedge fund, since 1995.   From 1993 to 1995, he was a
senior consultant for Senn-Delaney/Arthur Andersen LLP.

     Robert L. Woodard has been the Chief Investment Officer of the Kansas Public Employees Retirement System since 1996. From 1994 to 1996, he was Vice-President, and General Manager of FB Capital Management of Kansas, Inc.

Compensation of Directors

     Non-employee directors of the Company receive compensation of $4,000 per year, payable quarterly, plus reimbursement for expenses incurred in connection with attendance at Board of Directors meetings. Employee directors of the Company receive no compensation for serving on the Board or any committee thereof.

     On March 18, 1993, the Company entered into an employment agreement with Glen L. Shank, President of the Company. The current term of the employment agreement expires on January 31, 2002, subject to certain termination provisions provided in the agreement. During the 2000 Fiscal Year, the current employment agreement provided for a base salary of $275,000. In the event of death or disability, Mr. Shank or his representative shall be entitled to his salary through the end of the month in which his death occurs or the last day of the sixth consecutive month of his disability, as the case may be.

Meetings of the Board and Committees

     During the fiscal year ended January 30, 2000, (the "2000 Fiscal Year"), the Board of Directors of Duckwall held seven meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served which were held during the 2000 Fiscal Year.

     Pursuant to Duckwall's Bylaws, the Board of Directors has established Audit and Compensation Committees of the Board of Directors. There currently is no Nominating Committee or other committee of the Board of Directors performing similar functions.

     The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to Duckwall's accounting and financial reporting practices and in addressing the scope and expense of audit and related services provided by Duckwall's independent auditors. The Audit Committee is responsible for recommending the appointment of Duckwall's independent auditors and reviewing the terms of their engagement, reviewing Duckwall's policies and procedures with respect to internal auditing, accounting and financial controls and reviewing the scope and results of audits and any auditor recommendations. The current members of the Audit Committee are Dennis A. Mullin, Jeffrey Macke, and Robert L. Woodard. The Audit Committee met twice during the 2000 Fiscal Year.

     The Compensation Committee makes recommendations to the Board of Directors regarding the compensation and benefits of Duckwall's executive officers. The Compensation Committee also administers the Company's Incentive Stock Option Plan. The current members of the Compensation Committee are Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard. The Compensation Committee met five times during the 2000 Fiscal Year.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth for the fiscal years ending January 30, 2000, January 31, 1999, and February 1, 1998, respectively, the compensation of the Company's chief executive officer and of each of the Company's four other most highly compensated executive officers whose remuneration for the 2000 Fiscal Year was in excess of $100,000 for services to the Company in all capacities:


Summary Compensation Table
                                                                                      Long Term
                                                                                     Compensation
                                                 Annual Compensation                   Payouts
                                              _________________________       __________________________

                                                                                Securities
                                                                                    Under-           All
                                                                                     lying         Other
     Name and                     Fiscal                                          Options/       Compen-
     Principal Position             Year           Salary      Bonus(1)               SARs    sation (2)
     ___________________________  ______     ____________  ____________       ____________  ____________

     Glen L. Shank                  2000         $275,500      $108,282             50,000     $4,559(3)
       Chairman and President       1999          190,500             0              4,000      5,270(4)
                                    1998          175,474        85,000              7,800      5,736(5)

     James E. Schoenbeck            2000          149,350        43,182             30,000      4,750(3)
       Vice President-Operations    1999          145,450        36,000              3,500      5,461(4)
       and Advertising              1998          140,426        53,500              5,800      5,927(5)

     James R. Fennema               2000          144,000        41,635             25,000      4,593(3)
       Vice President-              1999          139,675        34,000              3,500      5,304(4)
       Merchandise                  1998          135,150        51,000              5,800      5,770(5)

     Richard A. Mansfield           2000          138,000        31,920             22,500      4,696(3)
       Vice President-Finance       1999          133,970        28,000              2,500      5,407(4)
       and Treasurer (6)            1998           98,459        30,000              9,600          0

     Charles E. Bogan               2000          125,500        19,000             10,000      6,386(3)
       Vice President, Secretary    1999          122,775        24,000                  0      7,121(4)
       and General Counsel          1998          120,275        30,000              3,800      7,519(5)

     ___________________________  ______     ____________  ____________       ____________  ____________


	 _______________________

     (1) Reflects bonus earned for the fiscal years ending January 30, 2000, January 31, 1999, and February 1, 1998, respectively.

     (2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

     (3) Includes contributions made by the Company for fiscal 2000 to the named individual's account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing Plan") (together with forfeitures) in the amounts of $3,658 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $3,437 for Mr.
            Bogan.   Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for fiscal 2000 in the amounts of $901 for Mr. Shank, $1,092 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $2,949 for Mr. Bogan.

     (4) Includes contributions made by the Company for fiscal 1999 to the named individual's account in the Profit Sharing Plan (together with forfeitures) in the amounts of $4,369 each for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $4,172 for

            Mr. Bogan.   Also includes premiums paid by the Company with respect
            to whole life insurance for each of the named individuals for fiscal 1999 in the amounts of $901 for Mr. Shank, $1,092 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $2,949 for Mr. Bogan.

     (5) Includes contributions made by the Company for fiscal 1998 to the named individual's account in the Profit Sharing Plan (together with forfeitures) in the amounts of $4,835 each for Mr. Shank, Mr.
            Schoenbeck, and Mr. Fennema,  and $4,570 for Mr. Bogan.   Also
            includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for fiscal 1998 in the amounts of $901 for Mr. Shank, $1,092 for Mr. Schoenbeck, $935 for Mr. Fennema and $2,949 for Mr. Bogan.

     (6) Mr. Mansfield became Vice President-Finance and Treasurer on May 29, 1997.


Option Grants, Exercises and Holdings

     The following table provides further information concerning grants of stock options pursuant to the Duckwall-ALCO Stores, Inc., Incentive Stock Option Plan during the 2000 Fiscal Year to the named executive officers who received grants:



Option Grants in Last Fiscal Year


                                        Individual Grants (1)
                          _____________________________________________________
                                                                                       Potential
                                            % of                                   Realized Value at
                          Number of        Total                                     Assumed Annual
                         Securities      Options                                  Rates of Stock Price
                         Underlying   Granted to   Exercise                           Appreciation
                            Options    Employees    or Base                          for Option Term
                            Granted    in Fiscal      Price          Expiration   ____________________
Name                            (#)         Year     ($/Sh)                Date       5%($)     10%($)
______________________   __________   __________   ________   _________________   _________   ________
     Glen L. Shank           50,000       13.31%       7.98   November 22, 2004     110,236    243,593
     James E. Schoenbeck     30,000        7.99%       7.98   November 22, 2004      66,142    146,156
     James R. Fennema        25,000        6.66%       7.98   November 22, 2004      55,118    121,797
     Richard A. Mansfield    22,500        5.99%       7.98   November 22, 2004      49,606    109,617
     Charles E. Bogan        10,000        2.66%       7.98   November 22, 2004      22,047     48,719
______________________   __________   __________   ________   _________________   _________   ________




   (1) The options were granted with an exercise price equal to the fair market value of the Company's Common Stock on November 23, 1999. Except in the event of death, if an optionee ceases to be employed by the Company, his or her option shall terminate on the earlier of
        (i) the expiration of the option, or (ii) the thirtieth day following such termination of employment. In the event of the death of an optionee, the option may be exercised by his or her legal representatives on the earlier of (i) the expiration of the option, or (ii) within twelve months of the date of death. Upon a merger, consolidation, reorganization or liquidation of the Company, the option may, in the discretion of the Compensation Committee, become immediately exercisable until the day immediately prior to the date the contemplated transaction is consummated. The options granted were granted on November 23, 1999 and expire on November 22, 2004. The options become exercisable in equal amounts over a four year period beginning one year subsequent to their grant date.


	None of the named executive officers exercised options during the 2000 Fiscal Year.


Last Fiscal Year End Option Values

                            _________________________________________________________________
                                Number of Securities                 Value of Unexercised
                               Underlying Unexercised               In-the-Money Options at
                                Options at FY-End (#)                     FY-End ($) (1)
_________________________   ___________   _____________           ___________   _____________
Name                        Exercisable   Unexercisable           Exercisable   Unexercisable
_________________________   ___________   _____________           ___________   _____________
     Glen L. Shank               12,650          57,900                     0               0
     James E. Schoenbeck          9,325          36,275                     0               0
     James R. Fennema             8,875          31,225                     0               0
     Richard A. Mansfield         5,425          29,175                     0               0
     Charles E. Bogan             5,550          12,350                     0               0
_________________________   ___________   _____________           ___________   _____________

______________

     (1) The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Duckwall-ALCO Stores, Inc. stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of Duckwall-ALCO stock on January 30, 2000 was $7.81.

Emoloyee Stock Option Plan

         In May 1993, the Company adopted the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the "Plan") to encourage key employees of the Company to participate in the ownership of the Company and promote the success of the business of the Company.  Presently, 650,000 shares of
Common Stock are authorized for issuance upon exercise of options under the
Plan.   The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock. The Plan is administered by the Compensation Committee of the Board of Directors who are appointed by the Board. The price of each option shall be its fair market value as determined by the Compensation Committee if the Common Stock is not traded on a public market. Employees of the Company eligible to receive options are those selected by the Compensation Committee in its sole discretion on the basis that such employees have made material contributions to the successful performance of the Company in the past, or are expected to make material contributions in the future.

         Of the 650,000 shares of Common Stock available under the Plan, an aggregate of 548,987 shares were subject to options as of April 1, 2000.

Compensation Committee Report

         This report has been prepared by the Compensation Committee of the Board of Directors, which currently consists of Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard. Mr. Robert L. Barcum served on the Compensation Committee until his resignation from the Board of Directors on March 23, 2000. The Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During Fiscal 2000, the Compensation Committee was composed of four independent outside directors, none of whom is an officer or employee of the Company. The Chief Executive Officer of the Company, and certain other executive officers of the Company, may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation. The Compensation
Committee meets at least annually or more frequently as the Company's Board of Directors may request.

         Compensation Policy. The Company's executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Company to achieve both its short and long-term earnings growth and return on investment objectives; (2) to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and (3) to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price. The Company's compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Company and the individual executive officer.

         At a meeting on March 22, 1999, the Compensation Committee determined that they would recommend to the Board of Directors that the Company engage an outside compensations consultant to assess and recommend a compensation plan for the top five executive members of management. The plan should include base salary, bonus, stock options, and other benefits. Upon approval by the Board, the Committee contacted six (6) firms requesting proposals. In May, the Committee reviewed all proposals that had been received and determined that two applicants should be interviewed. Upon completion of the interview process, the Committee recommended to the Board on May 27, 1999, that the firm of Watson Wyatt and Company, Dallas, Texas, be retained for the purpose of evaluating the compensation of the five executive officers and further submitting a plan for future compensation. On July 29, 1999, at a Special Meeting of the Board of Directors, a representative of Watson Wyatt and Company appeared before the Board and presented that firm's Compensation
Audit and Report (the Report). Based upon the Report, the Board directed the Compensation Committee to meet and review the Report and submit a report and recommendation at the meeting of the Board of Directors on August 26, 1999. The committee met on August 16, 1999, and recommended to the Board:
1) That the base compensation of the President and Chief Executive officer be $275,000 retroactive to the first of the fiscal year, and 2) That an Annual Incentive or Bonus Plan be adopted for the current fiscal year. The Plan will provide for threshold, target and outstanding performance levels for each measure and for each executive position. For the fiscal year ending January 30, 2000, the performance levels to be used are net income and gross margin return on investment. In future years, same store sales will be used as an additional performance measure. The Board of Directors unanimously approved the recommendation.

         Compensation Components. The principal components of the compensation program for executive officers are base salary, Annual Incentive Bonuses, and employee stock options. Management has been granted options in the past to provide linkage between executive pay and corporate performance and to provide incentive to continue employment with the Company. The Compensation Committee believes that the total compensation package awarded to top management is fair based upon the total compensation packages awarded to top management at comparable companies and the information contained in the Report.

         Base Salary. The Compensation Committee reviews each executive officer's base salary from the previous year and, in determining whether to adjust base salary levels, takes into account the Chief Executive Officer's recommendations and assessments of each executive's growth and effectiveness in the performance of his or her duties and the Company's performance. For Fiscal 2000, base salary levels for the executive officers, excluding the President, were increased by approximately two to three percent from Fiscal
1999 levels. Based upon the recommendation contained in the Watson Wyatt Executive Compensation Audit and Report, the salary of the Chief Executive Officer was increased by approximately 45%. An analysis of the role played by each individual executive in generating the Company's performance included a consideration of the executive's specific responsibilities, contributions to the Company's business, and length of service. Based upon the information contained in the Watson Wyatt Compensation Audit and Report, base pay levels for the executive officers are competitive within a range that is considered in the Compensation Committee's judgment, to be reasonable and necessary.

         Bonus. In addition to the executive officers who participate in the Annual Incentive Bonus Plan, certain other employees of the Company who, in the discretion of the Chief Executive Officer, are considered to be in a position to significantly influence the Company's results or operations and
level of profits are eligible to receive annual bonus awards.   Annual bonus
opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate employees to achieve these goals. The selection of the persons eligible to participate in the bonus program is necessarily subjective in nature and is made after taking into account management's assessment of each person's level of responsibility. The company establishes a bonus pool at the beginning of each year which is included in the Company's operating budget for that year. Each of the participants in the bonus program is evaluated based upon a number of criteria related to management skills and personal characteristics. In addition, each participant is evaluated based upon his or her accomplishments for the year compared to the goals that were established at the end of the previous year. The size of the bonus pools, the persons who are eligible to receive bonuses, the targets established for bonus participants and the amount of bonus payments can vary from year to year and are subject to the discretion of the Compensation Committee and management.

         Stock Options. Since the Company's policy is to retain qualified individuals to enable the Company to achieve both short- and long-term earnings growth, it is important that there be a long-term component of the compensation policy. The Company's Incentive Stock Option Plan, which was approved by the Stockholders in 1993, and amended in 1997 and 1999, provides the vehicle for addressing long-term rewards. The Compensation Committee administers the Stock Option Plan. The Chief Executive Officer provides recommendations to the Compensation Committee who may grant the options at any time. The options permit the holder to purchase shares of the Company's stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. To date, all of the options that have been granted become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date.

Compensation Committee Interlocks

         Robert L. Barcum, Lolan C. Mackey, Jeffrey Macke, and Robert L. Woodard each served on the Compensation Committee of the Board of Directors during the 2000 Fiscal Year. Mr. Barcum resigned from the Board of Directors on March 23, 2000.

Insider Participation

         Dennis A. Mullin is President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company. Mr.
Mullin is Chairman of MBI, Inc., which owns one store leased to the Company. Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company. Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates which own stores leased to the Company. During the 2000 Fiscal Year, the Company paid fixed rentals aggregating approximately $644,981 and percentage rentals aggregating approximately $13,716 to these entities. The Company also pays the taxes, insurance and maintenance on the stores leased from these entities. Each of the store leases has a remaining term of more than three years.

         Lolan C. Mackey is a partner in Diversified Retail Solutions LLC, a retail senior management advisory firm. On March 20, 2000, the Company entered into an agreement with Diversified Retail Solutions to provide certain consulting services to the Company. The consideration to be paid by the Company for these services is $186,500 plus reimbursement of out of pocket expenses. The date for commencement of services is March 27, 2000. As of March 27, 2000, no payments had been made by the Company. Mr. Mackey will not participate in the rendering of the consulting services pursuant to the agreement.

    Glen L. Shank, James E. Schoenbeck, Richard A. Mansfield, and Charles
E. Bogan are four of the six members of the administrative committee of the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the "Profit Sharing
Plan").   As of  March 17, 2000, the plan did not own any shares of Common
Stock of the Company.

Company Performance

         The following graph compares the cumulative total return of the Company, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (dividends reinvested). The graph assumes $100 was invested on October 27, 1994 in Duckwall-ALCO Stores, Inc. Common Stock, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (the "Peer Group").



Comparative Total Stock Returns


                              10/24/94   01/29/95   01/28/96   02/02/97   02/01/98   01/31/99   01/30/00


Duckwall-Alco Stores, Inc.         100    102.778    108.333    145.833    161.111    147.222     86.811
Nasdaq Composite Index             100     97.497    137.789    180.642    213.475    333.135    511.520
Nasdaq Retail Stock Index          100     90.123    101.859    125.271    146.473    178.529    149.056




         Based upon the data reflected in the table, a $100 investment in the Company's stock would have a total return value of $86.81 at fiscal year-end, as compared to $511.52 for the Composite Nasdaq Index and $149.06 for the Nasdaq Retail Stock Index.

         There can be no assurances that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to the future stock performance.

OWNERSHIP OF DUCKWALL COMMON STOCK

         The following table sets forth certain information as of March 17, 2000 (as of December 31, 1999 for Goldman, Sachs Asset Management, Heartland Advisors, Inc., Dimensional Fund Advisors, Inc., and Wellington Management Company LLP) regarding the beneficial ownership of Duckwall Common Stock by each person known to the Board of Directors to own beneficially 5% or more of the Company's Common Stock, by each director of the Company, by each executive officer named in the Summary Compensation Table under "Executive Compensation and Other Information--Executive Compensation" and by all directors and officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission.



                                               Amount and Nature of         Percentage of
Name                                           Beneficial Ownership     Share Outstanding
____________________________________________   ____________________   ___________________
     Glen L. Shank (1)(2)                                   19,800                     *
     James E. Schoenbeck (1)(3)                             11,325                     *
     James R. Fennema (1)(4)                                13,175                     *
     Richard A. Mansfield (1)(5)                             5,425                     *
     Charles E. Bogan (1)(6)                                 8,550                     *
     Lolan  C. Mackey (7)                                        0                     *
     Jeffrey Macke (8)                                     446,300                  9.70
     Dennis A. Mullin (9)                                  111,545                  2.43
     Robert L. Woodard (10)                                      0                     *
     KDF, a Kansas Nominee (10)                            696,500                 15.14
     Goldman, Sachs Asset Management (11)                  889,800                 19.35
     Heartland Advisors, Inc. (12)                         495,800                 10.78
     Dimensional Fund Advisors, Inc. (13).                 366,000                  7.96
     Wellington Management Company LLP (14)                298,100                  6.48
     All directors and officers
       as a group (10 in group)                            616,120                 13.40
____________________________________________   ____________________   ___________________

*	Less than one percent.

(1)	The address for this person is 401 Cottage Street, Abilene, Kansas
        67410-2832.

(2)	Mr. Shank owns options to purchase 70,550 shares of Common Stock.
        Of those options, 12,650 are currently exercisable.

(3)	Mr. Schoenbeck owns options to purchase 45,600 shares of Common Stock.
        Of those options, 9,325 are currently exercisable.

(4)	Mr. Fennema owns options to purchase 40,100 shares of Common Stock.
        Of those options, 8,875 are currently exercisable.

(5)	Mr. Mansfield owns options to purchase 34,600 shares of Common Stock.
        Of those options, 5,425 are currently exercisable.

(6)	Mr. Bogan owns options to purchase 17,900 shares of Common Stock.
        Of those options, 5,550 are currently exercisable.

(7)	The address for Mr. Mackey is Diversified Retail Solutions LLP, 1913
        N. Walton Blvd.,  Bentonville, AR 72712.


(8)	Jeffrey Macke owns 20,000 shares of Common Stock and is a partner in
        JKM Investments, LLC, which owns 62,200 shares of Common Stock.
        Mr. Macke beneficially owns the following shares: Macke Limited
        Partnership,  3,500 shares of Common Stock; Kenneth A. Macke and
        Kathy Macke, 356,100 shares of Common Stock; Kenneth A. Macke Trust,
        1,000 shares of Common Stock; Melissa Macke, 2,500 shares of Common
        Stock; and Michael Macke, 1,000 shares of Common Stock.  The address for Mr. Macke is 2001 Union Street, Suite 320, San Francisco, CA 94123.

(9)	Dennis A. Mullin owns 4,000 shares of Common Stock and is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns 98,865 shares of Common Stock. The address of Steel & Pipe Supply
        Co., Inc., is 555 Poyntz, Manhattan, Kansas 66502.  Mr. Mullin is also an executive officer of Business Building, Inc.  which own 840 shares of Common Stock and of MBI, Inc., which owns 5,840 shares of Common
        Stock.  Mr. Mullin is the co-trustee of an estate that owns 700 shares of Common Stock and the executor of an estate that owns 1,300 shares of Common Stock.  The address for Mr. Mullin is 555 Poyntz, Manhattan,
        Kansas 66502.

(10)	KDF is the nominee holder of shares of Common Stock on behalf of the
        Kansas Public Employees Retirement System ("KPERS").  KPERS has
        investment and voting power with regard to these shares.   Robert L.
        Woodard is the Chief Investment Officer of KPERS.  Mr. Woodard has
        disclaimed beneficial ownership of all shares of Common Stock beneficially owned by KDF and KPERS.  The address of KPERS is 611 S.
        Kansas Avenue, Suite 200, Topeka KS 66603.

(11)	The address of Goldman, Sachs and Company is 85 Broad Street, New York,
        New York  10004.

(12)	The address of Heartland Advisors, Inc. is 790 North Milwaukee Street,
        Milwaukee, Wisconsin  53202.

(13)	The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue,
        11th Floor, Santa Monica, CA 90401.

(14)	The address of Wellington Management Company LLP is 75 State Street,
        Boston, Massachusetts  02109.



ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of the Board's Audit
Committee, has selected the independent certified public accounting firm of KPMG LLP as Duckwall's independent auditors to audit the consolidated financial statements of the Company for the year ending January 28, 2001.
Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard.

         KPMG LLP has served as the Company's independent auditors since 1969.
A representative of KPMG LLP is expected to be present at the Annual Meeting.
Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

         Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

         The Board of Directors recommends that you vote for approval of the selection of KPMG LLP.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange
Act") requires Duckwall's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Duckwall Common Stock and other equity securities.
Securities and Exchange Commission regulations require directors, executive officers, and greater than 10% stockholders to furnish Duckwall with copies of all Section 16(a) reports they file.

         To Duckwall's knowledge, based solely upon review of the copies of such reports furnished to Duckwall and written representations that no other reports were required, during the 2000 Fiscal Year all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% stockholders were complied with.

	OTHER BUSINESS OF THE MEETING

         The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

	ANNUAL REPORT

         Duckwall's Annual Report to Stockholders, containing financial statements for the year ended January 30, 2000, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.
Such Annual Report is not to be regarded as proxy solicitation material.


         STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         It is presently anticipated that the 2001 Annual Meeting of
Stockholders will be held on May 24, 2001.  Stockholder proposals intended for inclusion in the proxy statement for the 2001 Annual Meeting of
Stockholders must be received at the Company's offices, located at 401
Cottage Street, Abilene, Kansas, 67410-2832, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than December 31, 2000. Proxies solicited in connection with the 2001 Annual
Meeting of Stockholders shall confer discretionary voting authority on the appointed proxyholders to vote on certain stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies the Company by March 15, 2001 that such proposal will
be made at the meeting.   Such proposals must also comply with the other
requirements of the proxy solicitation rules of the Securities and Exchange
Commission.  Stockholder proposals should be addressed to the attention of the Secretary of Duckwall.



By Order of the Board of Directors

/s/ Charles E. Bogan

Charles E. Bogan
Secretary

April 28, 2000
Abilene, Kansas

